Exhibit 10.7

INTERSTATE BROKERS

1100 Johnson Ferry Road, NE

Atlanta GA 30342

Organizers & Directors

Georgia Bank Group

Organizers:

We are pleased to offer the following description of the terms of INTERSTATE BROKERS (“INTERSTATE BROKERS”) services to you in connection with the organization of a de novo bank and bank holding company in Georgia. If the terms of our engagement meet with your approval, please so indicate by signing the enclosed copy of this letter and returning it to us for our files. Our engagement will cover the following:

Assistance with Regulatory Process

We understand that you wish to file charter applications with either the Office of the Comptroller of the Currency (“the OCC”), the State Department of Banking (“SDB”) or the Office of Thrift Supervision (“the OTS”) to organize a new bank (“the Charter Application”) and simultaneously file an application with the Federal Deposit Insurance Corporation (“the FDIC”) for deposit insurance.

We will determine the specific regulatory steps needed to be taken before submitting your applications and advise you about such matters as the filing fees, publication of notices, and brief you about the policies and procedures generally applied by the OCC, SDB, OTS, and the FDIC.

We will be responsible for preparing a feasibility analysis for your new bank to demonstrate that there is a need for the bank and that the convenience of the community will be enhanced by a new bank. The analysis will include demographic data for your proposed primary service area, information on your competition and other relevant information and data which are required to be set forth in the applications.

We will assist the organizers in the recruitment of additional organizers and senior management for the bank.

We will also work with the CEO and organizers in the preparation of a business plan for the new bank including the specific types of proposed services to be offered by your new bank and the pricing of same. The business plan will also contain the appropriate capital structure for the new bank and the supporting rationale for the structure.

We will assist management in the development and review of proposed policies and procedures to cover administrative functions of the new bank including, but not limited to, lending, investment, security and audit with a view toward assisting the new bank in passing the field examination conducted by the OCC, SDB, OTS and the FDIC before the applications will be approved.

We will assist in preparing organizers’ confidential biographical and financial information, which must be filed with the charter application, to ensure that such information complies as to form and completeness with customary OCC, SDB, OTS and the FDIC review standards. This assistance includes organizers, proposed directors and executive management.

We will help you respond to any questions about the applications from the OCC, SDB, OTS, the FDIC, or the FED and work expeditiously to provide additional information, clarifications, and modifications, as necessary, to the applications so that the applications are deemed “technically complete” and “accepted” for processing.

We will work with your legal counsel in the preparation of organizational documents for the new bank and the BHC including Articles of Association, By-Laws and other initial documents required to be filed with the regulators. The legal fees will be your direct responsibility and are not part of our compensation.

In summary, we will assist you with the content, presentation, and format of the applications. You recognize and understand that the OCC, SDB, OTS, the FDIC, and the FED expect you to be completely familiar and in agreement with the content of the applications, and that INTERSTATE BROKERS cannot and does not guarantee that the OCC, SDB or OTS will approve the proposed bank’s charter, that the FDIC will award deposit insurance, or that the Fed or OTS will approve the bank holding company.

Term of Engagement

We will continue to provide the aforementioned services until such time as the proposed bank obtains charter approval from the OCC, SDB or OTS and deposit insurance from the FDIC. Likewise, we will continue to provide services with regard to the BHC application until you receive a decision from the FED or OTS. You understand and agree, however, that if our services are required in conjunction with any formal protests by competing financial institutions or as result of changes in the composition of the organizing group or due to further modifications in the bank’s operating plan after the charter application is accepted by the OCC, SDB or OTS, then such services are not contemplated by this engagement letter. If such additional services are needed, we will bill you on the basis of the number of hours provided and at our normal and customary rates per hour ($200).

You may, however, elect to terminate this engagement at any time so long as you are current in the payment of all fees and expense reimbursements required in the section entitled “Compensation” below and current in payment of all fees and expenses billed in the event that additional services described in the preceding paragraph are provided. Any such termination will become effective immediately upon receipt by us of a written notice of termination. If the applications have been filed, then such termination will not alter the obligation of the organizers to pay all professional fees contemplated in the following description of “Compensation.” You understand and agree that all payments received prior to such termination will not be subject to refund. In the event of a termination, we will cease providing you with all services.

Compensation

For the services described above, you agree to pay us professional fees totaling $125,000 as follows: $8,500 upon execution of this Agreement, and $8,500 on the first day of each month for nine (9) thereafter, with an additional $20,000 to be due upon filing the charter application, and $20,000 to be due at the earlier of: a. receipt of preliminary approval for your bank charter, or b. $20,000 90 days from the date of filing of the charter application. You agree to pay our normal and customary rate per hour for special services, if any, provided after preliminary approval of the charter.

In addition to the professional fees described above, you will be invoiced on the first business day of each month for all expenses incurred for your account. Such invoices shall be payable upon receipt. We expect to incur such expenses as travel, telephone, facsimile, demographic, and peer data, express and local courier services, duplication and binding of numerous copies of the applications and out of pocket expenses. Accordingly, we request that upon execution of this engagement letter, you agree that we shall be advanced $7,500 within two weeks of your signature, as a deposit against our expenses to be incurred on your behalf. The deposit will be refunded within thirty days after you open for business. In addition, we will incur certain expenses on your behalf in connection with pre-organization activities. We expect such expenses to be less than $10,000, and we will not bill you for more than said $10,000 without your prior approval. You will be invoiced separately for the pre-organization expenses and such invoice will be due and payable upon receipt.

Miscellaneous

Because we recognize that our engagement by you will necessarily involve exposure to confidential information with respect to your proposed bank and the organizers and directors thereof, we agree to hold such information in confidence and will not disclose same to third parties without your prior written consent. Likewise, the terms of our engagement by you, the proposed bank and bank holding company, are confidential. No disclosure may be made to a third party without our prior written consent, except by reason of legal, accounting, or regulatory requirements

At our option, we may purchase stock in your bank/holding company. If we do make such a purchase, we shall have unrestricted warrants, on a share for share basis, for stock purchased up to the amount of our fee. Any stock purchased over the amount of our fee shall not be warranted.

We may also be retained by you to assist you in the sale of stock to investors outside the organizer group. If you ask us to provide stock sales coordination services, our fee will be 3% of all stock sold over and above that directly subscribed by the organizers, payable at the conclusion of the escrow period as the first distribution from escrow. In most cases, the regulatory authorities will allow us to receive stock with warrants in lieu of, or by reimbursement of, our some or all of our fee, as discussed in the second paragraph of this section. We will make this decision prior to the filing of the application with the appropriate regulators.

You understand and agree that the terms of our engagement will be governed under Georgia law and that this letter sets forth all of the terms and conditions with respect to such engagement. Any amendment or modification of our engagement must be made in writing and signed by each of us. Neither party to this engagement may bring an action more than one year after the cause of action arises. This engagement letter replaces all prior written and oral communication and is the complete agreement between you and INTERSTATE BROKERS.

We very much look forward to working with you on this project and trust that this letter meets with your approval. Of course, please do not hesitate to contact the undersigned should you have any questions regarding this matter.

INTERSTATE BROKERS

By:	/s/ John L. Johnson
John L. Johnson
Principal

Acknowledged, Agreed and
Accepted by the undersigned Organizer(s) this 8th day of March, 2006.

/s/ Bobby G. Williams

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